EXHIBIT 21.1

SUBSIDIARIES OF THE COMPANY AS OF DECEMBER 31, 2019

●	Immunomedics GmbH (Germany)	Wholly owned subsidiary of Immunomedics, Inc.

●	IBC Pharmaceuticals, Inc. (Delaware)	Majority owned subsidiary of Immunomedics, Inc.